MARKLAND TECHNOLOGIES, INC.
                                                   49 Quinnipiac Ave., Unit H,
                                                   North Haven, CT 06473
                                                   (203) 946-3058
                                                   Fax (203) 946-3058



June 11, 2002

Press Release - For Immediate Release

SOURCE: Markland Technologies, Inc.


       Markland Technologies Restructures Debt and Divests Vidikron stock.

North Haven, CT- June 11, 2002 - Markland Technologies, Inc. (OTCBB: MKLD) (the "Company") today announced that in response to a notice of default it received on May 28, 2002 from its senior secured lender, the Company, its subsidiary Vidikron of America, Inc. and the Lender entered into a debt restructuring agreement on June 4, 2002 that provided for, among other things, the Company to transfer to the Lender all of the issued and outstanding common stock of Vidikron which had partially secured its indebtedness to the Lender, and an extension of the maturity date of the remaining $4,163,300 of debt owed by the Company to the Lender as of June 4, 2002 to December 31, 2002 with interest on the unpaid balance accruing at six (6%) percent per annum. In connection with the debt restructuring the Lender retained its liens on both certain Company assets and Vidikron assets previously pledged to the Lender to secure the debt and the Lender agreed to defer taking any foreclosure action on any of the pledged assets at this time.

As a result of the aforementioned transfer of the Vidikron stock to the Lender the Company no longer retains any operating subsidiary or currently has any operations other than certain administrative functions necessary to maintain its corporate existence.

SAFE HARBOR STATEMENT
Note: Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Markland believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Markland expectations include the uncertainty regarding Markland's ability to repay existing indebtedness, lack of continuing operations, possible inability of Markland to continue in business and other risks detailed from time to time in Markland's SEC reports. No assurance can be given that investors of Markland will retain any level of value.

SOURCE: Markland Technologies, Inc.